N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Intermediate Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		674,968		1.08		555,176		62.05
Class B		93,502		0.86		102,457		62.05
Class C		172,238		0.86		209,101		62.05
Class I		3,495,651	1.16		3,050,428	62.05
Class IS	179,710		1.08		162,918		62.05